Exhibit 99.1

October 11, 2019

Dear Shareholders,

I am happy to report Andover closed its first acquisition, a key regional player in pest control and commercial landscape services near Huntsville, Alabama.

Since Andover’s first capital close in March 2019, we continue to learn about different industries and explore various businesses throughout the U.S. Notably, our thesis of partnering with seasoned entrepreneurs who built their companies over decades appears to be yielding a substantial pipeline of opportunities. We have discovered great businesses with highly experienced, but younger owner/operators that are seeking long-term equity partners as they grow, something which we also find very attractive. In all instances, we expect to be the majority shareholder as we acquire these businesses.

As a team, we have traveled throughout the country meeting small business owners in Alabama, Florida, Georgia, Maryland, Michigan, Minnesota, Georgia, New York, New Jersey, Ohio, Pennsylvania, Maine, Virginia and Texas to further learn about industries and local markets. I have personally found these long road trips and early morning meetings to be exciting and exhilarating. I have been impressed with the small business operators that we are meeting throughout the U.S. – they represent the fabric of the American economy. It is worth noting, many of the owners we meet have an aversion to private equity and have rejected partnering with these types of investors in the past, giving us further confidence in our approach.

This process has also helped us refine our approach. Our experience to-date has allowed us to narrow our focus to businesses that provide essential environmental services with recurring revenues like pest control, water remediation, industrial tree maintenance and commercial landscaping, with an initial focus on the South and Southeastern United States. We believe these companies have good long-term growth prospects and experience less volatility across business cycles because the services they provide are essential to the U.S. economy, are less susceptible to technological disruption than many other businesses, are local and are for non-discretionary expenditures.

Moreover, we recognize great companies like Rollins and ServiceMaster were built using the approach we are following. As we forge our own path, we understand what makes these unique public companies successful -- steady organic growth, attractive operating margins and substantial free cash flows -- which are perpetually reinvested to create long-term value. Part of what also makes these companies thrive is their ability to continually capitalize on economies of scale and scope, their recurring revenue models and their strong capital efficiency. We note that over several decades these firms have become defined by their consistently high earnings growth and expanding market capitalizations. Our objective is for Andover to emulate these types of businesses.

In the spring of 2019, we completed a fund-raising of approximately $14.5M, which provided capital to acquire our initial platform businesses and to put Andover on a strong trajectory. I am happy to report most of this capital is either deployed or planned for deployment to acquire businesses with attractive characteristics that will be run by existing management teams.

Our pipeline is robust and I am excited for the next leg of growth for Andover.

Sincerely,

Peter Cohen

Executive Chairman